UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 15, 2026

Date of Report (Date of earliest event reported)

DELEK US HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38142	35-2581557
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 Seven Springs Way, Suite 500	Brentwood	Tennessee	37027
(Address of Principal Executive)			(Zip Code)

(615) 771-6701

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	DK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 15, 2026 (the “Closing Date”), Delek US Holdings, Inc. (the “Company”) closed the previously announced amendment (“Amendment No. 1”) to the Amended and Restated Term Loan Credit Agreement, dated as of November 18, 2022 (the “Existing Term Credit Facility”, and as amended by Amendment No. 1, the “Term Credit Facility”), by and among the Company, as borrower, certain subsidiaries of the Company, as guarantors, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent and collateral agent for the lenders prior to giving effect to Amendment No. 1. MUFG Bank, Ltd., which now acts as administrative agent for the lenders (in such capacity, the “Term Administrative Agent”) and U.S. Bank Trust Company, National Association, which now acts as collateral agent for the lenders (in such capacity, the “Term Collateral Agent”) under the Term Credit Facility, were also party to Amendment No. 1 and are successor agents to Wells Fargo.

Proceeds under the Term Credit Facility and cash on hand were used to refinance the Company’s existing term loan facility. As a result of the refinancing effected pursuant to Amendment No. 1, outstanding term loans of the Company were reduced to an aggregate principal amount of $850.0 million.

Amendment No. 1, among other modifications, (i) extends the maturity of the Existing Term Credit Facility to six years following the Closing Date and (ii) reduces the rate of interest on borrowings, at the Company’s election, to either (x) term SOFR plus 300 bps or (y) base rate plus 200 bps.

The Term Credit Facility contains customary affirmative and negative covenants, including, among other things, limitations on indebtedness, liens, restricted payments, investments, dispositions of assets, and transactions with affiliates.

The obligations of the borrower under the Term Credit Facility are guaranteed by each of the Company’s direct and indirect, existing and future, wholly-owned domestic subsidiaries, subject to customary exceptions and limitations, and excluding Delek Logistics Partners, LP, a Delaware limited partnership (“Delek MLP”), and Delek Logistics GP, LLC, a Delaware limited liability company (“Delek MLP GP”), and each subsidiary of the foregoing.

The Term Credit Facility is secured by a second priority lien over substantially all of the Company’s and each guarantor’s receivables, inventory, renewable identification numbers, instruments, intercompany loan receivables, deposit and securities accounts and related books and records and certain other personal property, subject to certain customary exceptions (the “Revolving Priority Collateral”), and a first priority lien over substantially all of the Company’s and each guarantor’s other assets, including all of the equity interests of any subsidiary held by the Company or any guarantor (other than equity interests in certain MLP Subsidiaries (as defined in the Term Credit Facility), including Delek MLP and Delek MLP GP), equipment and real property owned by the Company and guarantors (such equipment, real property and equity interests, the “Term Priority Collateral”), in each case subject to certain customary exceptions. The liens securing the Term Credit Facility are subject to an intercreditor agreement between the Term Administrative Agent, the Term Collateral Agent and the Wells Fargo Bank, National Association, as administrative agent under the Company’s revolving credit facility, and acknowledged by the Company and the subsidiary guarantors. Certain excluded assets will not be included in the Term Priority Collateral and the Revolving Priority Collateral.

The foregoing description of Amendment No. 1 does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1*	Amendment No. 1 to Amended and Restated Term Loan Credit Agreement, dated as of May 15, 2026, by and among Delek US Holdings, Inc., certain subsidiaries of Delek US Holdings, Inc., the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent prior to giving effect to Amendment No.1, MUFG Bank, Ltd., as administrative agent after giving effect to Amendment No. 1, and U.S. Bank Trust Company, National Association, as collateral agent after giving effect to Amendment No. 1.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

*

Certain schedules and similar attachments have been omitted. The Company agrees to furnish a supplemental copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 15, 2026	DELEK US HOLDINGS, INC.

/s/ Mark Hobbs
	Name:	Mark Hobbs
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer)